Exhibit 10.1

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is executed by and between VASF I CA SPV 1, LLC, a California limited liability company (“Seller”), and SSGT Acquisitions, LLC, a Delaware limited liability company (“Purchaser”).

In consideration of the mutual covenants and representations herein contained, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser agree as follows:

1.

PURCHASE AND SALE

1.1    Purchase and Sale. Subject to the terms and conditions of this Agreement, Seller hereby agrees to sell and convey to Purchaser, and Purchaser hereby agrees to purchase from Seller, all of the following described property (herein collectively called the “Property”):

(a)    Land. That certain tract of land located at 12321 Western Ave., Garden Grove, CA 92841, and being more particularly described on Exhibit “A” attached hereto and made a part hereof (herein, the “Land”).

(b)    Easements. All easements, if any, benefiting the Land or the Improvements (as defined in Section 1.1(d) of this Agreement).

(c)    Rights and Appurtenances. All rights and appurtenances pertaining to the Land, including any right, title and interest of Seller in and to adjacent streets, alleys or rights-of-way.

(d)    Improvements. All improvements and related amenities consisting of a 129,010 square foot building, including 897 storage units totaling 94,450 square feet of rentable area and 59 RV/ Boat Storage spaces on the Land (herein, the “Improvements”).

(e)    Intentionally Omitted.

(f)    Tangible Personal Property. All appliances, fixtures, equipment, machinery, furniture, carpet, drapes and other items of personal property, if any, now or hereafter owned by Seller and located on or about the Land and the Improvements (the “Tangible Personal Property”), including any and all items of Personal Property set forth on Schedule “B” attached hereto and made a part hereof.

(g)    Contracts. Seller’s interest under the “Contracts” (as defined below), if any.

(h)    Intangible Property. All intangible property (the “Intangible Property”) owned by Seller and pertaining to the Land, the Improvements, or the Tangible Personal Property, including, without limitation, (i) all transferable utility contracts, (ii) all transferable telephone and telecopy numbers which pertain exclusively to the Property (not numbers which Seller or its affiliates may also use for other properties), (iii) all plans and specifications, (iv) all licenses, permits, engineering plans and landscape plans, and (v) all assignable warranties and guarantees relating to the Property, as identified in Exhibits “F”, “G”, “H” and “I” hereto or any part thereof.

2.

PURCHASE PRICE

2.1    Purchase Price. The purchase price (the “Purchase Price”) for the Property shall be the sum of Eighteen Million Four Hundred Thousand and no/100 Dollars ($18,400,000.00), subject to adjustments as set forth in this Agreement, and shall be paid by Purchaser to Seller at the Closing by wire transfer of immediately available funds to the Escrow Agent on the “Closing Date” (as defined below) in accordance with wire transfer instructions to be provided by the Escrow Agent.

3.

EARNEST MONEY

3.1    Earnest Money.

(A)    Purchaser shall deliver to Republic Title of Texas, Inc., 2626 Howell Street, 10th Floor, Dallas, Texas 75204, Attn: Jennifer Haden (“Escrow Agent”), as agent for a national title underwriter acceptable to Purchaser (“Title Company”), within three (3) business days after the “Effective Date” (as defined below), an earnest money deposit (the “Deposit”) in the amount of Three Hundred Thousand and no/100 Dollars ($300,000.00).

(B)    The Deposit, if delivered hereunder, and together with all interest accrued thereon, are herein collectively called the “Earnest Money”, and shall become non-refundable upon expiration of the Approval Period, except as may be otherwise set forth in this Agreement. The Deposit, shall be invested by the Escrow Agent in an FDIC-insured, interest-bearing account as Purchaser shall direct. If the sale of the Property is consummated under this Agreement, the Earnest Money shall be paid to Seller and applied as a credit against the Purchase Price at Closing. If Purchaser terminates this Agreement in accordance with any right to terminate granted to Purchaser by the terms of this Agreement, the Earnest Money shall be returned to Purchaser by Escrow Agent.

4.

CONDITIONS TO CLOSING

4.1    Seller’s Obligations. Seller shall deliver to Purchaser (at Seller’s expense), within five (5) days after the Effective Date, true, correct and complete copies of all of the due diligence items listed on Schedule “A” attached hereto and incorporated herein with respect to the Property (collectively, the “Due Diligence Items”). Seller shall provide Purchaser with written notice at such time as Seller determines that all Due Diligence Items have been delivered to Purchaser (the “Due Diligence Delivery Notice”). Within two (2) business days following Purchaser’s receipt of the Due Diligence Delivery Notice, Purchaser shall confirm in writing to Seller, if such be the case, that all Due Diligence Items have been received by Purchaser, in which event the date that Purchaser receives the Due Diligence Delivery Notice shall be deemed to be the “Due Diligence Receipt Date” (herein so called) for all purposes of this Agreement. In the event, however, that Purchaser determines that it has not been provided with all of the Due Diligence Items, then Purchaser shall provide Seller with written notice thereof (the “Missing Due Diligence Notice”), within two (2) business days following Purchaser’s receipt of the Due Diligence Delivery Notice, enumerating with specificity in such notice which Due Diligence Items have not been provided by Seller (the “Missing Due Diligence Items”). Within two (2) business days following Seller’s receipt of the Missing Due Diligence Notice, Seller shall provide Purchaser with the Missing Due Diligence Items, together with written notice confirming such delivery (the “Missing Due Diligence Delivery Notice”). Within two (2) business days following Purchaser’s receipt of the Missing Due Diligence Delivery Notice, accompanied by all missing Due Diligence Items, Purchaser shall confirm in writing to Seller that Purchaser has received all required Due Diligence Items, in which event the date that Purchaser receives the Missing Due Diligence Delivery Notice, accompanied by all missing Due Diligence Items, shall be deemed to be the Due Diligence Receipt Date for all purposes of this Agreement. Notwithstanding the foregoing or anything to the contrary contained in this Agreement, Purchaser may request additional information, documentation or materials concerning the Property from Seller at any time after the Effective Date, and Seller agrees to use commercially reasonable efforts to provide such additional information, documentation or materials to Purchaser, at no cost to Seller, provided it is within Seller’s possession or under its control, and further provided that the delivery or non-delivery of any such item shall in no manner extend the Approval Period. Notwithstanding the foregoing provisions of this Section 4.1, should Seller (i) fail to timely deliver the Due Diligence Delivery Notice to Purchaser, as required above, or (ii) fail to timely deliver the Missing Due Diligence Delivery Notice and/or the Missing Due Diligence Items to Purchaser, as required above, then the Due Diligence Receipt Date shall not occur until Purchaser so acknowledges in writing.

4.1.1     Approval Period. During the period commencing on the Effective Date and expiring at 5:00 p.m. Central Time on the thirty fifth (35th) day following the Effective Date (the “Approval Period”), the following matters shall be conditions precedent to Purchaser’s obligations under this Agreement:

(a)    Purchaser’s being satisfied in Purchaser’s sole discretion that the Property is suitable for Purchaser’s intended use; and

(b)    Purchaser’s being satisfied, in Purchaser’s sole discretion, with all of the Due Diligence Items.

Purchaser may (but shall not be obligated to) terminate this Agreement by delivering written notice of such termination to Seller at any time prior to the expiration of the Approval Period, if, in Purchaser’s sole and absolute discretion, Purchaser decides not to consummate the purchase of the Property contemplated hereby. In such event, this Agreement will terminate as of the date of such notice, and neither party shall have any further obligation hereunder except for such obligations which by their terms expressly survive the termination of this Agreement (the “Surviving Obligations”). If, in Purchaser’s sole and absolute discretion, Purchaser determines that it desires to consummate the purchase of the Property contemplated hereby, then Purchaser will give written notice thereof (the “Closing Notice”) to Seller, prior to the expiration of the Approval Period. In the event that Purchaser provides Seller with the Closing Notice, then Purchaser will be deemed to have waived its termination rights under this Section 4.1.1, and the parties will proceed to Closing, subject to all other terms and conditions of this Agreement. If Purchaser does not give Seller the Closing Notice prior to the expiration of the Approval Period and has not previously terminated this Agreement by written notice to Seller, then this Agreement automatically shall terminate upon the expiration of the Approval Period, and, in such event, neither party shall have any further obligation hereunder except for the Surviving Obligations. In either of such events terminating this Agreement, immediately following written request from Purchaser to the Escrow Agent, the Escrow Agent shall return all of the Earnest Money to Purchaser, without the consent or joinder of Seller being required and notwithstanding any contrary instructions which might be provided by Seller.

4.1.2    Title Commitment. Seller shall convey fee simple title to the Property to Purchaser at Closing, subject only to the “Permitted Encumbrances” (defined below). Within five (5) days following the Effective Date, Seller shall obtain, at its sole cost and expense, which expense shall not exceed fifteen thousand dollars ($15,000.00), and deliver to Purchaser, a title commitment (the “Title Commitment”) for an ALTA Owner’s Policy of Title Insurance (the “Title Policy”), issued by the Escrow Agent on behalf of the Title Company, insuring good and marketable fee simple title to the Property, together with copies of all exceptions listed therein. Purchaser shall have ten (10) days following its receipt of the Title

Commitment, copies of all exceptions listed therein and the “Survey” (defined below), to deliver to Seller written notice of Purchaser’s objections to title (the “Title Objection Letter”). Seller shall have the right, but not the obligation, to cure Purchaser’s objections to title; subject, however, to Seller’s obligation to remove all “Monetary Liens” (as defined below) by Closing. Seller shall notify Purchaser in writing within five (5) days following Seller’s receipt of the Title Objection Letter concerning which title objections, if any, Seller has agreed to cure. In the event that Seller does not undertake to cure all of the objections in the Title Objection Letter to Purchaser’s sole satisfaction (or does not timely respond to the Title Objection Letter), then Purchaser shall have the right for five (5) days after receipt of Seller’s response to the Title Objection Letter (or five (5) days following the expiration of the period within which Seller was to so respond) to either (i) waive any title objections in writing and proceed to Closing (in which event such waived title objections shall be deemed to be “Permitted Encumbrances”, as defined below), or (ii) terminate this Agreement upon written notice to Seller and receive an immediate refund of the Earnest Money, without the consent or joinder of Seller being required and notwithstanding any contrary instructions which might be provided by Seller, in which event neither party hereto shall have any further obligations under this Agreement except for the Surviving Obligations. All exceptions set forth in Schedule B of the Title Commitment which are not objected to by Purchaser (including matters initially objected to by Purchaser which objections are subsequently waived in writing), exclusive of preprinted exceptions, are herein collectively called the “Permitted Encumbrances”. In the event that any update to the Title Commitment or Survey indicates the existence of any liens, encumbrances or other defects or exceptions (the “Unacceptable Encumbrances”) which are not shown in the initial Title Commitment or Survey, and that are unacceptable to Purchaser, in its sole discretion, Purchaser shall, within five (5) days after receipt of any such update to the Title Commitment or Survey, notify Seller in writing of its objection to any such Unacceptable Encumbrance (the “Unacceptable Encumbrance Notice”). Notwithstanding anything to the contrary contained herein, Seller shall have no obligation to take any steps or bring any action or proceeding or otherwise to incur any expense whatsoever to eliminate or modify any of the Unacceptable Encumbrances; provided, however, that Seller shall, prior to Closing, eliminate by paying, bonding around or otherwise discharging in a manner reasonably satisfactory to Purchaser (i) any Unacceptable Encumbrances that arise in connection with construction of the Improvements or otherwise from the actions or failures to act of Seller, and (ii) any mortgages, deeds of trust, deeds to secure debt, mechanics’ liens or monetary judgments that arise from the actions or failures to act of Seller (“Monetary Liens”). In the event Seller is unable, unwilling or for any reason fails to eliminate or modify all of the Unacceptable Encumbrances to the sole satisfaction of Purchaser (other than the Unacceptable Encumbrances and Monetary Liens required to be removed by Seller in accordance with the preceding sentence), Purchaser may terminate this Agreement by delivering notice thereof in writing to Seller by the earliest to occur of (i) the Closing Date, (ii) five (5) days after Seller’s written notice to Purchaser of Seller’s intent to not cure one or more of such Unacceptable Encumbrances, or (iii) ten (10) days after the Unacceptable Encumbrance Notice, in the event Seller does not timely respond thereto. Upon a termination of this Agreement pursuant to the immediately preceding sentence, (a) the Earnest Money shall be returned to Purchaser, without the consent or joinder of Seller being required and notwithstanding any contrary instructions which might be provided by Seller, and (b) neither party shall have any further obligations hereunder other than the Surviving Obligations. The Title Policy to be issued to Purchaser at Closing shall contain affirmative coverage against any mechanic’s liens arising from the Seller’s construction of the Improvements, and Seller shall satisfy all customary Title Company requirements for the issuance of such affirmative coverage, and pay any costs associated therewith.

4.1.3    Survey. Within twenty (20) days following the Effective Date, Seller shall provide Purchaser with a current as-built survey of the Property (the “Survey”), which shall be in form reasonably acceptable to Purchaser and shall include the following ALTA/ACSM Land Title Survey Table A Items: 1, 2, 3, 4, 6(b), 7(a), 7(b)(1), 7(c), 8, 9, 10(a), 11(b), 13, 14, 16, 17, 18, 19 and 20(a).    All costs and expenses relating to the Survey, including all revisions thereto, shall be borne by Seller.

4.2    Inspection. During the Approval Period, at any time and from time to time during normal business hours (and thereafter through the Closing Date), Purchaser may inspect, test, and survey the Property and any and all portions thereof, including physical and mechanical inspections. Notwithstanding the foregoing, Purchaser must obtain Seller’s prior written approval of, the scope and method of any environmental testing or investigation (other than a Phase I environmental site assessment, which shall require no consent or approval of any kind), prior to Purchaser’s commencement of such inspections or testing. Seller and Purchaser shall cooperate with each other regarding the scope, scheduling and coordination of all such inspections, tests and surveys to allow for the same to be conducted by Purchaser, Purchaser’s agents and independent contractors in a manner that will not delay or otherwise interfere with Seller’s development of the Property. Purchaser understands that portions of the subsurface soil at the Property contain certain pre-existing petroleum distillate materials which shall remain in place after Seller’s development of the Property, and which are not to be excavated, uncovered or otherwise disturbed. Purchaser agrees that Purchaser, at Purchaser’s sole expense, shall repair any and all damage resulting from any of the tests, studies, inspections and investigations performed by or on behalf of Purchaser pursuant to this Section 4.2, and Purchaser shall indemnify, defend and hold Seller harmless for, from and against all claims for bodily injury or property damage which may be asserted against Seller arising out of the tests, studies, inspections and investigations performed by Purchaser hereunder, excluding the discovery of pre-existing conditions on the Property. Prior to any entry onto the Property by Purchaser or any of its agents, Purchaser shall furnish Seller with evidence that Purchaser maintains a policy of general liability insurance providing premises/operations coverage included under the per occurrence/general aggregate coverage, having a combined single limit liability of not less than $1,000,000, naming Seller as an additional insured. All entries onto the Property by Purchaser shall be preceded by not less than 24 hours prior notice to and approval of Seller, both of which may be verbal.

4.3    Purchaser’s Representations and Warranties. Purchaser represents and warrants to Seller that (a) Purchaser has the full right, power and authority, without the joinder of any other person or entity, to enter into, execute and deliver this Agreement and to perform all duties and obligations imposed on Purchaser under this Agreement, and (b) neither the execution nor the delivery of this Agreement, nor the consummation of the purchase and sale contemplated hereby, nor the fulfillment of or compliance with the terms and conditions of this Agreement conflict with or will result in the breach of any of the terms, conditions, or provisions of any agreement or instrument to which Purchaser is a party or by which Purchaser or any of its assets is bound. Purchaser’s representations and warranties set forth in this Section 4.3 shall survive the Closing or termination of this Agreement.

4.4    Seller’s Representations and Warranties.

The term “Seller’s knowledge” “knowledge of” “knowledge regarding” and similar expressions, as used herein, mean the actual (not constructive or imputed) knowledge of Mike Rolfes and Barry Adnams, principals of Seller, without attribution of knowledge from anyone, and without any investigation or inquiry or any duty to investigate or inquire, and provided that neither the foregoing nor any other provision of this Agreement shall in any way be construed to impose or create any personal liability whatsoever for the principals of Seller. Seller represents and warrants that Mike Rolfes and Barry Adams are the individuals within Seller’s business organization that are most familiar with the Property, including the construction of the Improvements.

(a) Seller represents and warrants to Purchaser that:

(i)    Seller owns fee simple title to the Property, and Seller has not given any party (nor to Seller’s knowledge has any third party given any other party) the right or option to acquire all or any portion of the Property, other than Purchaser pursuant to the terms of this Agreement,

(ii)    Seller has the full right, power, and authority, without the joinder of any other person or entity, to enter into, execute and deliver this Agreement, and to perform all duties and obligations imposed on Seller under this Agreement,

(iii)    neither the execution nor the delivery of this Agreement, nor the consummation of the purchase and sale contemplated hereby, nor the fulfillment of or compliance with the terms and conditions of this Agreement conflict with or will result in the breach of any of the terms, conditions, or provisions of any agreement or instrument to which Seller is a party or by which Seller or any of Seller’s assets is bound,

(iv)    there is no existing, pending or, to Seller’s knowledge, threatened litigation affecting Seller or the Property,

(v)    Seller has no knowledge of, and has not received any written notice of, any violation of any governmental requirements (including “Environmental Requirements”, as defined below) concerning the Property, which have not been remedied, except as disclosed to Purchaser in writing.

(vi)    Seller has no knowledge of, and has not received, with respect to the Property, written notice from any governmental authority regarding, any change to the zoning classification, or any condemnation proceedings or proceedings to widen or realign any street or highway adjacent to the Property or that otherwise affects the Land or the Improvements,

(vii)    Seller has not entered into any service contracts, equipment leases and/or maintenance agreements affecting the Property, other than Contracts, if any, hereafter approved in writing by Purchaser pursuant to Section 5.3 below,

(viii)    Seller is not a “foreign person” within the meaning of Sections 1445 and 7701 of the Internal Revenue Code of 1986, as amended,

(ix)    there are and will be no parties in possession of, or claiming any possession to, any portion of the Property, excluding storage tenants, if any

(x)    at Closing there will be no unpaid bills or claims in connection with any construction or repair of the Property by or on behalf of Seller that could result in the filing of a lien against the Property,

(xi)    to the best of Seller’s knowledge all information delivered by Seller to Purchaser pursuant to Section 4.1 hereof, is true, correct and complete in all material respects,

(xii)    intentionally omitted,

(xiii)    Seller has no knowledge, and has received no notice, regarding any environmental contamination on, at or adjacent to the Property, other than as may be set forth in (i) that certain Phase I Environmental Site Assessment dated March 17, 2016, prepared by Hillman Consulting, LLC, for Trico Investments under Hillman Project No. C3-6253, and (ii) that certain environmental report dated April 27, 2016. prepared by Fero Engineering for J.M. McConkey & Co., Inc., relating to soil testing conducted at 12321 Western Avenue, Garden Grove, California 92841.

(xiv)    Other than concerning compliance with fire and life safety requirements of governmental agencies in connection with Seller’s development and improvement of the Property (which compliance Seller shall timely perform by Closing), Seller has not received any written or verbal notice or request from any insurance company or board of fire underwriters (or any organization exercising functions similar thereto) requesting the performance of any work or alterations with respect to the Property, except those as to which Seller has completed remedial action which has been formally accepted as sufficient by such authority or insurer,

(xv)    there are no employment agreements of any kind to which Seller is a party, including union or collective bargaining agreements, which will be binding on Purchaser after the Closing,

(xvi)    intentionally omitted

(xvii)    intentionally omitted,

(xviii)    to Seller’s knowledge, there are no underground storage tanks located on or under the Property. To Seller’s knowledge, there are no conditions on, at or relating to the Property which are in non-compliance with “Environmental Requirements” (as defined below) or otherwise adversely affect the Property, and there are no “Hazardous Materials” (as defined below) on, in or under the Property in quantities that require reporting, investigation or remediation under Environmental Requirements,

(xix)    on or before Closing, Seller shall obtain all necessary certificates, licenses (Purchaser to obtain its required business license) and other approvals, governmental and otherwise, necessary for the operation of the Property as a self storage facility and the conduct of its business and all required zoning, building code, land use, environmental and other similar permits or approvals, all of which, as of the Closing, shall be in full force and effect, and not subject to revocation, suspension, forfeiture or modification,

(xx)    As of Closing, the Property shall be legally compliant and conform with all applicable zoning laws, rules and regulations, as evidenced by the final certificate of occupancy to be obtained by Seller and delivered to Purchaser upon issuance thereof,

(xxi)    Seller is in compliance with the requirements of Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 23, 2001) (the “Executive Order”) and other similar requirements contained in the rules and regulations of the office of Foreign Assets Control, Department of the Treasury (“OFAC”) and in any enabling legislation or other Executive Orders or regulations in respect thereof (the Executive Order and such other rules, regulations, legislation, or orders are collectively called the “Foreign Asset Orders”). Neither Seller nor any beneficial owner of Seller (a) is listed on the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to the Executive Order and/or on any other list of terrorists or terrorist organizations maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Foreign Asset Orders (such lists are collectively referred to as the “OFAC Lists”) or (b) is a person who has been determined by competent authority to be subject to the prohibitions contained in the Foreign Asset Orders; or (c) is owned or controlled by, or acts for or on behalf of, any person on the OFAC Lists or any other person who has been determined by competent authority to be subject to the prohibitions contained in the Foreign Asset Orders, or any other anti-terrorism or anti-money laundering laws or regulations, including, without limitation, the Bank Secrecy Act, as amended, or the Money Laundering Control Act of 1986, as amended,

If prior to the Closing any facts or circumstances beyond the reasonable control of Seller arise which would render any such representations or warranties untrue as of the Closing, Purchaser’s sole remedy shall be to either (i) waive such representation and warranty and proceed with the close of escrow, or (ii) terminate this Agreement, in which event (a) the Earnest Money shall be returned to Purchaser, and (b) neither party shall have any further obligations under this Agreement except for the Surviving Obligations.

Seller shall deliver a certificate to Purchaser at Closing updating and recertifying all of the foregoing representations and warranties to Purchaser so as to be effective and deemed given as of the Closing Date. All of the foregoing representations and warranties shall survive the Closing for a period of one (1) year.

(b)    For purposes of this Agreement, “Hazardous Materials” shall mean any substance which is or contains (i) any “hazardous substance” as now defined in §101(14) of the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C. §9601 et seq.) (“CERCLA”) or any regulations promulgated under CERCLA; (ii) any “hazardous waste” as now defined in the Resource Conservation and Recovery Act (42 U.S.C. §6901 et seq.) (“RCRA”) or regulations promulgated under RCRA; (iii) any substance regulated by the Toxic Substances Control Act (15 U.S.C. §2601 et seq.); (iv) gasoline, diesel fuel, or other petroleum hydrocarbons; (v) asbestos and asbestos containing materials, in any form, whether friable or non-friable; (vi) polychlorinated biphenyls; (vii) radon gas; (viii) any radioactive material, including any “source material”, “special nuclear material” or “byproduct material”, as now defined in 42 U.S.C. §2011 et seq.; and (ix) any additional substances or materials which are now classified or considered to be hazardous or toxic under “Environmental Requirements” (as defined below) or the common law, or any other applicable laws relating to the Property. Hazardous Materials shall include, without limitation, any substance, the presence of which on the Property requires reporting, investigation or remediation under Environmental Requirements. For purposes of this Agreement, “Environmental Requirements” shall mean all laws, ordinances, statutes, codes, rules, regulations, agreements, judgments, orders, and decrees, now enacted, promulgated, or amended, of the United States, the states, the counties, the cities, or any other political subdivisions in which the Property is located, and any other political subdivision, agency or instrumentality exercising jurisdiction over the owner of the Property, the Property, or the use of the Property, relating to pollution, the protection or regulation of human health, natural resources, or the environment, or the emission, discharge, release or threatened release of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or waste or Hazardous Materials into the environment (including, without limitation, ambient air, surface water, ground water or land or soil).

4.5    Conditions Precedent to Closing. It shall be a condition precedent to Purchaser’s obligations to consummate this transaction that (a) all representations and warranties made herein by Seller are true and correct in all respects as of the Closing Date, and all covenants made by Seller herein are fully complied with, (b) as of the Closing Date, there shall exist no pending or threatened actions, suits, arbitrations, claims, attachments, proceedings, assignments for the benefit of creditors, insolvency, bankruptcy, reorganization or other proceedings that could adversely affect the operation or value of the Property or Seller’s ability to perform its obligations under this Agreement, (c) as of the Closing Date, there shall have been no material adverse change in the Property following the Approval Period, and (d) as of the Closing Date, all required certificates of occupancy shall have been issued with respect to the Improvements. In the event of a failure of the condition set forth in subparagraph (d) above, Purchaser shall give written notice to Seller of such failure and Seller shall then have up to thirty (30) days to cure such failure (and Closing shall be extended as necessary to allow time for such cure). If Seller does not timely cure such failure by the expiration of such thirty (30) day period, then Purchaser, upon written notice to Seller, shall be entitled (in addition to any other remedy available hereunder) to terminate this Agreement, and receive a return of the Earnest Money. Additionally, in the event of the failure of any of the conditions set forth in Sections 4.5(a), (b) or (c) above, Purchaser shall be entitled (in addition to any other remedy available hereunder) to terminate this Agreement, and receive a return of the Earnest Money.

4.6     “AS IS” PURCHASE.

A.     No Reliance. Purchaser acknowledges and agrees that, except as expressly set forth in this Agreement and the documents to be delivered by Seller at Closing, Seller has not made, does not make, and specifically negates and disclaims, any representations, warranties, promises, covenants, agreements or guaranties of any kind or character whatsoever, oral or written, past, present or future, concerning or with respect to, (a) the value, nature, quality or condition of the Property, including, without limitation, the water, soil and geology of or below the surface of the Property, (b) any income to be derived from the Property, (c) the suitability of the Property for any and all activities and uses which Purchaser or any tenant may conduct thereon, (d) the compliance of or by the Property or its operation with any laws, rules, ordinances or regulations of any applicable governmental authority or body, (e) the habitability, merchantability, marketability, profitability or fitness for a particular purpose of the Property (Purchaser affirming that Purchaser has not relied on Seller’s skill or judgment to select or furnish the Property for any particular purpose, and that Seller makes no warranty that the Property is fit for any particular purpose), (f) the manner or quality of the construction or materials, if any, incorporated into the Property, (g) the manner, quality, state of repair or lack of repair of the Property, (h) compliance with any Environmental Requirements, environmental protection, pollution or land use laws, rules, regulations, orders or other requirements, including the existence in, on, under, or in the vicinity of the Property of hazardous materials, (i) zoning to which the Property or any portion thereof may be subject, (j) the availability of any utilities to the Property or any portion thereof, including, without limitation, water, sewage, gas and electricity, (k) usages of any adjoining Property, (l) access to, and easements and rights of way which are a burden upon or which benefit, the Property or any portion thereof, (m) the value, size, location, age, use, design, quality, description, durability, structural integrity, operation or physical or financial condition of the Property or any portion thereof, or any income, expenses, charges, liens, encumbrances, rights or claims on or affecting or pertaining to the Property or any part thereof, (n) the condition or use of the Property or compliance of the Property with any or all past, present or future federal, state or local ordinances, rules, regulations or laws, building, fire or zoning ordinances, codes or other similar laws, including, without limitation, the Federal law known as the Americans with Disabilities Act, (o) the existence or non-existence of underground storage tanks upon or beneath the surface of the Property, (p) any other matter affecting the stability or integrity of the Property, (q) the potential for further development of the Property, (r) the existence of vested land use, zoning or building entitlements affecting the Property, or (s) any other matter with respect to the Property.

B.    No person acting on behalf of Seller is authorized to make, and, by execution hereof, Purchaser acknowledges that no person has made, any representation, agreement, statement, warranty, guaranty or promise regarding the Property or the transaction contemplated herein, except as may be expressly set forth herein; and no such representation, warranty, agreement, guaranty, statement or promise, if any, made by any person acting on behalf of Seller shall be valid or binding upon Seller unless expressly set forth herein.

C.     Purchaser’s Investigation. Purchaser further acknowledges and agrees that having been given the opportunity to inspect all aspects of the Property, including, without limitation, all physical and financial aspects of the Property, and subject to Seller’s representations and warranties set forth in this Agreement, Purchaser is relying solely on its own investigation of the Property and not upon any information provided or to be provided by Seller and, subject to Seller’s representations and warranties set forth in this Agreement and the documents to be delivered by Seller at Closing, agrees to accept the Property at closing and waives all objections or claims against Seller arising from or related to the Property or to any hazardous materials on the Property.

D.    Any information provided or to be provided with respect to the Property was obtained from a variety of sources and, subject to Seller’s representations and warranties set forth in this Agreement, Seller has not made any independent investigation or verification of such information and makes no representations as to the accuracy, truthfulness or completeness of such information.

E.     “As Is”; Prior Negotiation of Purchase Price. Purchaser further acknowledges and agrees that, subject to Seller’s representations and warranties set forth in this Agreement, to the maximum extent permitted by law, the sale of the Property as provided for herein is made on an “as is, where is” condition and basis and “with all faults.” It is understood and agreed that the Property is sold by Seller and purchased by Purchaser subject to the foregoing and that the Purchase Price has been adjusted by prior negotiation to reflect that the Property is sold by Seller and purchased by Purchaser subject to the foregoing.

4.7    DISCLAIMER / RELEASE. EXCEPT AS EXPRESSLY SET FORTH HEREIN AND IN THE DOCUMENTS EXECUTED BY SELLER IN CONNECTION WITH THIS AGREEMENT, INCLUDING THE “DEED” (AS DEFINED BELOW) AND OTHER DOCUMENTS EXECUTED AT CLOSING, PURCHASER SHALL ACQUIRE THE PROPERTY AND THE PERSONAL PROPERTY ON AN “AS IS, WHERE IS” BASIS, WITH ALL FAULTS. EXCEPT AS EXPRESSLY SET FORTH HEREIN AND THE DOCUMENTS EXECUTED BY SELLER IN CONNECTION WITH THIS AGREEMENT, INCLUDING THE DEED AND OTHER DOCUMENTS EXECUTED AT CLOSING, SELLER MAKES NO WARRANTY OR REPRESENTATION WHATSOEVER, EITHER EXPRESS OF IMPLIED. EXCEPT AS EXPRESSLY SET FORTH HEREIN AND IN THE DOCUMENTS EXECUTED BY SELLER IN CONNECTION WITH THIS AGREEMENT, INCLUDING THE DOCUMENTS EXECUTED AT CLOSING, AFTER THE CLOSING, SELLER SHALL HAVE NO OBLIGATION TO REPAIR, RESTORE, INVESTIGATE OR REMEDIATE ALL OR ANY PART OF THE PERSONAL PROPERTY, OR ANY IMPROVEMENTS ON THE PROPERTY. EXCEPT AS EXPRESSLY SET FORTH HEREIN AND IN THE DOCUMENTS EXECUTED BY SELLER IN CONNECTION WITH THIS AGREEMENT, INCLUDING THE DEED AND OTHER DOCUMENTS EXECUTED AT CLOSING, SELLER MAKES NO REPRESENTATION OR WARRANTY (EITHER EXPRESS OR IMPLIED) WITH RESPECT TO: (A) THE NATURE, QUALITY OR CONDITION OF THE PERSONAL PROPERTY OR THE PROPERTY, INCLUDING WITHOUT LIMITATION, THE SOIL OR GEOLOGY OF THE PROPERTY; OR (B) THE SUITABILITY OF THE PROPERTY FOR ANY AND ALL ACTIVITIES AND USES WHICH PURCHASER MAY CONDUCT THEREON. EXCEPT AS EXPRESSLY SET FORTH HEREIN AND IN THE DOCUMENTS EXECUTED BY SELLER IN CONNECTION WITH THIS AGREEMENT, INCLUDING THE DEED AND OTHER DOCUMENTS EXECUTED AT CLOSING, SELLER DOES NOT MAKE ANY REPRESENTATION OR WARRANTY (EXPRESS OR IMPLIED) REGARDING THE PRESENCE OR ABSENCE OF ANY HAZARDOUS MATERIAL, TOXIC SUBSTANCE, HAZARDOUS WASTE, ASBESTOS, MOLD, PCBS, PETROLEUM, UREA FORMALDEHYDE, GASOLINE, RADIOACTIVE WASTE, NUCLEAR WASTE, MEDICAL WASTE, PETROLEUM PRODUCT, PETROLEUM CONSTITUENT OR ANY OTHER HAZARDOUS MATERIAL DEFINED UNDER FEDERAL, STATE, COUNTY AND/OR MUNCIPAL LAWS IN, ON, UNDER OR ABOUT THE PROPERTY OR THE COMPLIANCE OR NON-COMPLIANCE OF THE PROPERTY WITH ANY AND ALL FEDERAL, STATE, COUNTY OR MUNICIPAL LAWS. PURCHASER FURTHER ACKNOWLEDGES AND AGREES THAT THERE ARE NO ORAL AGREEMENTS IN EXISTENCE OR BEING RELIED ON BY PURCHASER. SELLER IS NOT LIABLE FOR, OR BOUND IN ANY MANNER BY, ANY ORAL OR WRITTEN STATEMENTS, WARRANTIES, REPRESENTATIONS, OR INFORMATION PERTAINING TO THE PROPERTY OR THE PERSONAL PROPERTY FURNISHED BY ANY BROKER, AGENT OR OTHER PERSON, UNLESS THE SAME ARE EXPRESSLY SET FORTH HEREIN OR IN THE DOCUMENTS EXECUTED AT CLOSING.

EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT AND THE DOCUMENTS (INCLUDING THE DEED) EXECUTED AT CLOSING, PURCHASER HEREBY IRREVOCABLY RELEASES SELLER AND ALL SELLER RELATED PARTIES FROM ALL CLAIMS WHICH PURCHASER OR ANY PARTY CLAIMING BY, THROUGH OR UNDER PURCHASER (EACH, A “PURCHASER RELATED PARTY”) HAS OR MAY HAVE AS OF THE CLOSING, ARISING FROM OR RELATED TO ANY MATTER OR THING RELATED TO OR IN CONNECTION WITH THE CONDITION OF THE PROPERTY, ANY EXISTING IMPROVEMENT DEFECTS AND ANY ENVIRONMENTAL CONDITIONS, AND PURCHASER SHALL NOT LOOK TO SELLER OR TO ANY SELLER RELATED PARTIES IN CONNECTION WITH THE FOREGOING FOR ANY REDRESS OR RELIEF. THE FOREGOING RELEASE SHALL NOT BE APPLICABLE TO ANY REPRESENTATION OR WARRANTY OF SELLER FOR THE BENEFIT OF PURCHASER TO THE EXTENT EXPRESSLY CONTAINED IN THIS AGREEMENT OR THE DOCUMENTS EXECUTED AT CLOSING (INCLUDING THE DEED). THIS RELEASE SHALL BE GIVEN FULL FORCE AND EFFECT ACCORDING TO EACH OF ITS EXPRESSED TERMS AND PROVISIONS, INCLUDING THOSE RELATING TO UNKNOWN AND UNSUSPECTED CLAIMS, DAMAGES AND CAUSES OF ACTION AND, IN THAT REGARD, PURCHASER HEREBY EXPRESSLY WAIVES ALL RIGHTS AND BENEFITS IT MAY NOW HAVE OR HEREAFTER ACQUIRE UNDER CALIFORNIA CIVIL CODE SECTION 1542 WHICH PROVIDES: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR”.

Purchaser Initials	Seller Initials

NOTWITHSTANDING ANYTHING TO THE CONTRARY SET FORTH IN THIS SECTION 4.7 OR ELSEWHERE IN THIS AGREEMENT, NOTHING CONTAINED IN THIS SECTION 4.7 SHALL IN ANY MANNER AFFECT, VITIATE OR LIMIT ANY OF SELLER’S REPRESENTATIONS, WARRANTIES AND/OR COVENANTS SET FORTH IN THIS AGREEMENT OR IN ANY DOCUMENT OR INSTRUMENT EXECUTED BY SELLER AT CLOSING.

5.

COVENANTS OF SELLER

5.1    Insurance. From the Effective Date through and including the Closing Date, Seller agrees to keep the Property insured for its full replacement cost against fire and other hazards, including at all time maintaining builder’s risk insurance, and carry commercial general liability insurance against claims for bodily injury, death and property damage occurring in, on or about the Property in an amount not less than $1,000.000, and to pay all premiums for such insurance prior to the applicable due dates.

5.2    Operation of Property. From the expiration of the Approval Period, and through and including the Closing Date, Seller agrees to maintain the Property in a commercially reasonable manner.

5.3    Third-Party Contracts. From the Effective Date through and including the Closing Date, Seller agrees to not enter into third-party service contract, other than utility contracts, which term extends beyond the Closing unless approved by Purchaser, in writing, in Purchaser’s sole discretion (any utility contracts entered into by Seller and all other third party service contract approved by Purchaser and entered into by Seller as provide in this Section 5.3 are herein referred to as the “Contracts”) The contracts and subcontracts related to construction of the Improvements are not included in the definition of the Contracts.

5.4    Intentionally Omitted.

5.5    Listing of Property for Sale. From the Effective Date through and including the Closing Date, Seller agrees to not list, verbally or in writing, the Property with any broker or otherwise solicit or make or accept any offers to sell the Property or enter into any contracts or agreements, including back-up contracts, regarding any disposition of the Property.

5.6    Obligation to Provide Notices. Seller agrees to promptly provide Purchaser with copies of any and all notices which Seller receives from and after the Effective Date concerning (i) any proposed or threatened condemnation of the Property, (ii) any alleged violations of the Property with respect to applicable governmental laws or requirements, (iii) any litigation filed or threatened against Seller or the Property, or (iv) any other matter that adversely affects, or potentially could adversely affect, the Property.

5.7    Intentionally Omitted.

5.8    Intentionally Omitted.

5.9    Signage. Seller agrees that Purchaser shall be entitled to install temporary signage on the Land at any time following the Approval Period announcing the self storage facility to be constructed on the Land, subject to Seller’s reasonable approval as to size, location and content, and further subject to any applicable governmental requirements. Any such signage shall be at Purchaser’s sole cost and expense.

5.10    Assignment of Contractor Warranties. At the Closing, Seller shall assign to Purchaser all warranties and guaranties under that certain Construction Contract dated June 10, 2016 (the “Construction Agreement”), by and between Seller, as owner, and Hardhat, Inc. , a Wyoming corporation (“General Contractor”), as general contractor, a copy of which is attached hereto as Exhibit “E” and incorporated herein, covering the construction of the Improvements, pursuant to an Assignment of General Contractor Warranties in form attached hereto as Exhibit “F” and incorporated herein.

5.11    Assignment of Subcontractor Warranties. At the Closing, Seller shall cause General Contractor to assign to Purchaser, pursuant to an Assignment of Subcontractor Warranties in form attached hereto as Exhibit “G” and incorporated herein (the “Assignment of Subcontractor Warranties”), all of General Contractor’s rights with respect to the “Subcontractor Warranties” (as defined in the Assignment of Subcontractor Warranties).

5.12    Assignment of Architect’s Warranties. At the Closing, Seller shall cause Hardhat, Inc., a Wyoming corporation (“Architect”), to assign to Purchaser, pursuant to an Assignment of Architect’s Warranties in form attached hereto as Exhibit “H” and incorporated herein (the “Assignment of Architect’s Warranties”), all of Seller’s rights with respect to the “Architect’s Warranties” (as defined in the Assignment of Architect’s Warranties).

5.13    Seller Warranty. At the Closing, Seller shall deliver to Purchaser a construction warranty (the “Seller’s Construction Warranty”), in the form attached hereto as Exhibit “I” and incorporated herein, warranting the Improvements to be free from defects in materials or workmanship for a period of twelve (12) months following the Closing Date.

6.

CLOSING

6.1    Closing. Assuming that all conditions to closing have been satisfied and this Agreement has not otherwise been terminated, the consummation of the transaction contemplated hereby (the “Closing”) shall be held at the offices of the Escrow Agent, located at the address set forth in Section 9.1 hereof, on the date (the “Closing Date”) that is twenty (20) days following expiration of the Approval Period.

6.2    Possession. Possession of the Property shall be delivered to Purchaser at the Closing.

6.3    Proration. Any income with respect to the Property for the month in which the Closing occurs, to the extent collected by Seller on or before the Closing Date, and real estate and personal property taxes and other assessments with respect to the Property for the year in which the Closing occurs, shall be prorated to the Closing Date, with Purchaser receiving the benefits and burdens of ownership on the Closing Date. Any rents collected after Closing by Purchaser from existing tenants shall be promptly paid and delivered to Seller to the extent that they apply to occupancy prior to the date of Closing. All rents collected after Closing shall be allocated first to occupancy prior to the date of Closing. To the extent any such rents, real estate taxes, personal property taxes and other assessments with respect to the Property are unknown or otherwise not accounted for at Closing, the parties agree to adjust the prorations following Closing, and, if necessary, to refund or repay such sums as shall be necessary to effect such adjustment, which obligation expressly shall survive Closing. Utilities shall be canceled by Seller and reestablished in Purchaser’s name on the Closing Date, if commercially reasonable; otherwise utilities shall be prorated at Closing. Any amounts unpaid under the Contracts, if any, which Purchaser elects to assume at Closing shall be prorated between Seller and Purchaser at Closing.

(a)    Intentionally omitted.

(b)    If the Closing shall occur before the tax rate or the assessed valuation of the Property is fixed for the then current year, the apportionment of taxes shall be upon the basis of the tax rate for the preceding year, including all matters appearing on the tax bill for such year, whether ad valorem or non-ad valorem, applied to the latest assessed valuation. Subsequent to the Closing, when the tax rate and the assessed valuation of the Property are fixed for the year in which the Closing occurs, the parties agree to adjust the proration of taxes and, if necessary, to refund or repay such sums as shall be necessary to effect such adjustment, which obligation expressly shall survive Closing. Should any rollback or similar taxes be due and payable on or after Closing with respect to the transaction contemplated hereby, such taxes shall be the sole responsibility of Seller, and Seller hereby agrees to indemnify and hold Purchaser harmless therefrom, which obligations of Seller expressly shall survive Closing.

The terms and provisions of this Section 6.3 shall expressly survive Closing.

6.4    Closing Costs and Credits. Purchaser shall pay, on the Closing Date, (a) any escrow fees of the Escrow Agent, (b) all recording costs relating to the Deed, (c) all title insurance costs relating to extended coverage and/or any endorsements desired by Purchaser with respect to the Title Policy, and (d) the fees of Purchaser’s counsel. Seller shall pay, on the Closing Date, (u) all costs and expenses of whatsoever nature relating to construction of the Improvements, (v) all costs relating to the Survey, (w) all title insurance costs relating to the base Title Policy, (x) all applicable transfer taxes, grantor’s taxes, documentary stamp taxes and similar charges relating to the transfer of the Property, (y) all costs and expenses relating to retirement of any and all indebtedness of Seller secured by the Property, including without limitation prepayment penalties, yield maintenance fees, defeasance costs and the costs of recording all mortgage cancellations, and (z) the fees of Seller’s counsel.

6.5    Seller’s Obligations at the Closing. At the Closing, or at such other time as indicated below, Seller shall take such action as the Escrow Agent reasonably requires to consummate the transactions made the subject of this Agreement and shall deliver to Purchaser (or cause to be delivered to Purchaser) the following, duly executed by Seller where applicable:

(a)    Deed. Grant Deed (the “Deed”) conveying the Land and the Improvements to Purchaser, in the form attached to this Agreement as Exhibit “B” and incorporated herein, subject only to the Permitted Encumbrances. The description of the Land provided with the Survey shall be the description used in the Deed.

(b)    Assignment of Personal Property, Service Contracts and Warranties. An Assignment of Personal Property, Service Contracts (excluding construction contracts) and Warranties (the “Assignment of Personal Property”), in the form attached to this Agreement as Exhibit “D” and incorporated herein.

(c)    Evidence of Authority. Such organizational and authorizing documents of Seller as shall be reasonably required by the Escrow Agent to evidence Seller’s authority to consummate the transactions contemplated by this Agreement.

(d)    Foreign Person. An affidavit of Seller certifying that Seller is not a “foreign person,” as defined in the federal Foreign Investment in Real Property Tax Act of 1980, and the 1984 Tax Reform Act, as amended, in form attached to this Agreement as Exhibit “C” and incorporated herein.

(e)    Intentionally omitted.

(f)    Intentionally omitted.

(g)    Termination of Management Agreement. Evidence of the termination of any and all management agreements affecting the Property, effective as of the Closing Date, and duly executed by Seller and the property manager, if any.

(h)    Affidavit. An affidavit in the form required by the Escrow Agent to remove standard exceptions, including mechanics’ liens and parties in possession, together with a GAP Indemnity.

(i)    Reaffirmation Certificate. A reaffirmation certificate in accordance with the provisions of Section 4.4(a).

(j)    Title Policy. The Title Policy, issued by the Escrow Agent on behalf of the Title Company, in the form previously approved by Purchaser and subject only to the Permitted Encumbrances; provided that in the event the Title Policy is not available at Closing, then the Escrow Agent shall provide Purchaser at Closing, at Purchaser’s option, with either (i) a “marked title commitment”, committing to issue the Title Policy in the form approved by Purchaser and subject only to the Permitted Encumbrances, or (ii) a proforma owner’s title policy, in the form approved by Purchaser and subject only to the Permitted Encumbrances, with the Title Policy to be delivered to Purchaser as promptly after Closing as reasonably possible.

(k)    General Contractor Warranties. The Assignment of Contractor Warranties, duly executed by Seller and the General Contractor, in the form set forth on Exhibit “F” hereto.

(l)    Subcontractor Warranties. The Assignment of Subcontractor Warranties, duly executed by the General Contractor, in the form set forth on Exhibit “G” hereto.

(m)    Architect’s Warranties. The Assignment of Architect’s Warranties, duly executed by Seller and the Architect, in the form set forth on Exhibit “H” hereto.

(n)    Seller’s Warranties. The Seller’s Construction Warranty, in the form set forth on Exhibit “I” hereto.

(o)    Non-Competition Agreement. The Non-Competition Agreement, in the form set forth on Exhibit “J” hereto.

(p)    California Withholding. California Form 593-C with respect to Seller, as to any applicable exemption from California withholding tax.    If no exemption is claimed, the Escrow Agent, in its capacity as escrow holder, shall withhold the required amount of California state tax from Seller’s proceeds of sale and remit to the California Franchise Tax Board.

(q)    Seller’s Closing Statement. Seller shall execute and deliver to the Title Company a Seller’s Closing Statement, in conformity with the terms of this Agreement, and otherwise in form satisfactory to Seller.

6.6    Purchaser’s Obligations at the Closing. At the Closing, Purchaser shall take such action as the Escrow Agent reasonably requires to consummate the transactions made the subject of this Agreement and deliver to Escrow Agent the following, duly executed by Purchaser where applicable:

(a)    Purchase Price. The Purchase Price (net of the Earnest Money, to be applied as a credit against the Purchase Price, and subject to adjustment in connection with prorations, credits and charges hereunder), payment of which shall be made by wire transfer of immediately available funds to the account of the Escrow Agent.

(b)    Evidence of Authority. Such organizational and authorizing documents of Purchaser as shall be reasonably required by the Escrow Agent to evidence Purchaser’s authority to consummate the transactions contemplated by this Agreement.

(c)    Contractor Warranties. The Assignment of Contractor Warranties.

(d)    Subcontractor Warranties. The Assignment of Subcontractor Warranties.

(e)    Architect’s Warranties. The Assignment of Architect’s Warranties.

(f)    Non-Competition Agreement. The Non-Competition Agreement.

(g)    Purchaser’s Closing Statement. Purchaser shall execute and deliver to the Title Company a Purchaser’s Closing Statement, in conformity with the terms of this Agreement, and otherwise in form satisfactory to Purchaser.

7.

RISK OF LOSS

7.1    Condemnation. If, prior to the Closing, action is initiated to take all or any portion of the Property, by eminent domain proceedings or by deed in lieu thereof, Purchaser may, within thirty (30) days of receipt of notice from Seller of such action (which notice Seller agrees to promptly provide), (a) terminate this Agreement, in which event the Earnest Money shall be refunded to Purchaser, without the consent or joinder of Seller being required and notwithstanding any contrary instructions which might be provided by Seller, and neither party shall have any further right or obligation hereunder, other than the Surviving Obligations, or (b) consummate the Closing, in which latter event all of Seller’s assignable right, title and interest in and to the award of the condemning authority shall be assigned to Purchaser at the Closing and there shall be no reduction in the Purchase Price.

7.2    Casualty. Seller assumes all risks and liability for damage or injury occurring to the Property by fire, storm, accident, or any other casualty or cause until the Closing has been consummated. If the Property suffers any damage equal to or in excess of Two Hundred Thousand and no/100 Dollars ($200,000.00) prior to the Closing from fire or other casualty, Purchaser may, within thirty (30) days of receipt of notice from Seller of such damage or injury (which notice Seller agrees to promptly provide), (a) terminate this Agreement, in which event the Earnest Money shall be refunded to Purchaser, without the consent or joinder of Seller being required and notwithstanding any contrary instructions which might be provided by Seller, and neither party shall have any further right or obligation hereunder, other than the Surviving Obligations, or (b) consummate the Closing, in which latter event all of Seller’s right, title and interest in and to the proceeds of any insurance covering such damage, and including any and all rent loss insurance proceeds relating to the period from and after the Closing Date, shall be assigned to Purchaser at the Closing and Purchaser shall receive a credit against the Purchase Price at Closing in an amount equal to Seller’s deductible under its insurance policy and there shall be no other reduction in the Purchase Price. If the Property suffers any damage less than Two Hundred Thousand and no/100 Dollars ($200,000.00) prior to the Closing, Purchaser will consummate the Closing and accept the assignment of the proceeds of any insurance covering such damage, including any and all rent loss insurance proceeds relating to the period from and after the Closing Date, plus receive a credit against the Purchase Price in an amount equal to the sum of (i) Seller’s deductible under its insurance policy and (ii) the amount of any uninsured or underinsured loss, and there shall be no other reduction in the Purchase Price.

8.

DEFAULT

8.1    Breach by Seller. Subject to Section 8.3 below, in the event that Seller breaches any of its covenants, representations or warranties set forth in this Agreement, including failure by Seller to consummate this Agreement for any reason, Purchaser shall be entitled to (i) pursue the remedy of specific performance of Seller’s obligations under this Agreement, if Purchaser has fully performed its obligations under this Agreement, or (ii) terminate this Agreement, receive a refund of the Earnest Money, and pursue an action to recover Purchaser’s actual damages from Seller, such damages, however, not to exceed the amount of Fifty Thousand and no/100 Dollars ($50,000.00).

8.2    BREACH BY PURCHASER. IN THE EVENT ESCROW FAILS TO CLOSE DUE TO A DEFAULT BY PURCHASER UNDER THIS AGREEMENT NOT CURED WITHIN THE APPLICABLE NOTICE AND CURE PERIOD SET FORTH IN SECTION 8.3 BELOW,

PURCHASER AND SELLER AGREE THAT SELLER WOULD SUFFER DAMAGES IN AN AMOUNT WHICH WOULD BE IMPRACTICAL AND EXTREMELY DIFFICULT TO ASCERTAIN. IN ADDITION, PURCHASER WISHES TO HAVE A LIMITATION PLACED UPON PURCHASER’S POTENTIAL LIABILITY IN THE EVENT OF A DEFAULT BY PURCHASER, AND WISHES TO INDUCE SELLER TO WAIVE OTHER REMEDIES. PURCHASER AND SELLER, AFTER DUE NEGOTIATION, AGREE THAT THE AMOUNT OF THE EARNEST MONEY AT THE TIME OF PURCHASER’S DEFAULT REPRESENTS A REASONABLE ESTIMATE OF THE DAMAGES WHICH SELLER WILL SUSTAIN IF ESCROW FAILS TO CLOSE DUE TO AN EVENT OF A DEFAULT BY PURCHASER WHICH IS NOT CURED WITHIN THE APPLICABLE NOTICE AND CURE PERIOD. IN THE EVENT OF A DEFAULT BY PURCHASER WHICH IS NOT CURED WITHIN THE APPLICABLE NOTICE AND CURE PERIOD, SELLER MAY TERMINATE THIS AGREEMENT BY WRITTEN NOTICE TO PURCHASER, CANCEL THE ESCROW AND RETAIN THE EARNEST MONEY AS LIQUIDATED DAMAGES. SUCH RETENTION OF THE EARNEST MONEY IS SELLER’S SOLE AND EXCLUSIVE REMEDY AND IS INTENDED TO CONSTITUTE LIQUIDATED DAMAGES TO SELLER. SELLER WAIVES ANY RIGHTS IT MAY HAVE TO SEEK SPECIFIC PERFORMANCE UNDER CALIFORNIA CIVIL CODE SECTION 3389. FOLLOWING TERMINATION OF THIS AGREEMENT, CANCELLATION OF THE ESCROW, AND RETENTION OF THE EARNEST MONEY AS LIQUIDATED DAMAGES, PURCHASER AND SELLER SHALL HAVE NO FURTHER RIGHTS OR OBLIGATIONS UNDER THIS AGREEMENT, EXCEPT FOR THE SURVIVING OBLIGATIONS AND EXCEPT THAT PURCHASER SHALL REIMBURSE SELLER FOR THE COST OF THE SURVEY AND SHALL PAY ALL ESCROW CANCELLATION AND TITLE CHARGES IF ESCROW FAILS TO CLOSE DUE TO PURCHASER’S DEFAULT. THE PARTIES HAVE READ AND UNDERSTAND THE PROVISIONS OF THIS SECTION AND BY THEIR SIGNATURES IMMEDIATELY BELOW AGREE TO BE BOUND BY ITS TERMS.

SELLER:

PURCHASER:

8.3    Notice and Cure. In the event of a default by Seller or Purchaser under this Agreement, the non-defaulting party shall provide the defaulting party with notice and ten (10) days to cure such default, prior to pursuing any remedies available with respect to such default; provided, however, that (i) no such notice and cure need be provided with respect to a party’s default in failing to timely close, or with respect to any party’s anticipatory breach of this Agreement, and (ii) in no event shall any such notice and cure period result in an extension of the Closing Date unless specifically indicated otherwise herein.

9.

MISCELLANEOUS

9.1    Notices. All notices, demands and requests which may be given or which are required to be given by either party to the other, and any exercise of a right of termination provided by this Agreement, shall be in writing and shall be deemed effective either: (a) on the date personally delivered to the address below, as evidenced by written receipt therefor, whether or not actually received by the person to whom addressed; (b) on the third (3rd) business day after being sent, by certified or registered mail, return receipt requested, postage prepaid, addressed to the intended recipient at the address specified below; (c) on the first business day after being deposited into the custody of a nationally recognized overnight delivery service such as Federal Express Corporation, addressed to such party at the address specified below, or (d) on the date delivered by facsimile to the respective numbers specified below, provided confirmation of facsimile is received and further provided any such facsimile notice shall be sent by one of the other permitted methods of providing notice on the next succeeding business day. For purposes of this Section 9.1, the addresses of the parties for all notices are as follows (unless changed by similar notice in writing given by the particular party whose address is to be changed):

If to Seller:	VASF I CA SPV 1, LLC
6885 Alton Parkway, Suite 100
Irvine, CA 92618
Attn: Mike Rolfes and Barry Adnams
Tel: (949) 453-9993
Fax: (949) 453-9995

with a copy to:	Kiser Law Partners
366 San Miguel Drive, Suite 312
Newport Beach, CA 92660
Attn: Steven C. Kiser
Tel: (949) 760.1164
Fax: (949) 729.1637

If to Purchaser:	SSGT Acquisitions, LLC
10 Terrace Road
Ladera Ranch, CA 92694
Attn: H. Michael Schwartz
Tel: (949) 429-6600
Fax: (949) 429-6606

with copies to:	SSGT Acquisitions, LLC
8235 Douglas Ave #815
Dallas, Texas 75225
Attn: Wayne Johnson

Tel: (214) 217-9797
Fax: (214) 217-9798; and

Mastrogiovanni Mersky & Flynn, P.C.
2001 Bryan Street, Suite 1250
Dallas, Texas 75201
Attn: Charles Mersky, Esq.
Tel: (214) 922-8800
Fax: (214) 922-8801

If to Escrow Agent:	Republic Title of Texas, Inc.
2626 Howell Street
10th Floor
Dallas, Texas 75204
Attn: Jennifer Haden
Tel: (214) 754-7750
Fax: (972) 516-2512

9.2    Real Estate Commissions. Pursuant to a separate written agreement, Seller has agreed to pay Progressive Realty Partners, Inc., a California corporation (“Broker”) a real estate commission upon consummation of the transaction contemplated by this Agreement. Except for Seller’s agreement with Broker, neither Seller nor Purchaser has authorized any broker or finder to act on any party’s behalf in connection with the sale and purchase hereunder and neither Seller nor Purchaser has dealt with any broker or finder purporting to act on behalf of any other party. Purchaser agrees to indemnify, defend and hold harmless Seller for, from and against any and all claims, losses, damages, costs or expenses of any kind or character arising out of or resulting from any agreement, arrangement or understanding alleged to have been made by Purchaser or on Purchaser’s behalf with any broker or finder in connection with this Agreement or the transaction contemplated hereby. Seller agrees to indemnify, defend and hold harmless Purchaser for, from and against any and all claims, losses, damages, costs or expenses of any kind or character arising out of or resulting from any agreement, arrangement or understanding alleged to have been made by Seller or on Seller’s behalf with any broker or finder in connection with this Agreement or the transaction contemplated hereby, including Broker. Notwithstanding anything to the contrary contained herein, this Section 9.2 shall survive the Closing or any earlier termination of this Agreement.

9.3    Entire Agreement. This Agreement, including the recitals and the documents and exhibits referred to herein (which are incorporated herein by this reference), embodies the entire understanding among the parties, merges all prior discussions and communications among them, and constitutes the final, complete and exclusive statement of the terms of the parties’ agreement. This Agreement may not be contradicted, explained or supplemented by evidence of any prior or contemporaneous agreement and may only be modified or supplemented, and any provisions hereof may only be waived, by a writing signed by the party against whom enforcement of any waiver or modification is sought.

9.4    Amendment. This Agreement may be amended only by a written instrument executed by the party or parties to be bound thereby.

9.5    Headings. The captions and headings used in this Agreement are for convenience only and do not in any way limit, amplify, or otherwise modify the provisions of this Agreement.

9.6    Time of Essence. Time is of the essence of this Agreement; however, if the final date of any period which is set out in any provision of this Agreement, or the date for performance specified in this Agreement, falls on a Saturday, Sunday or legal holiday under the laws of the United States or the State of California, then, in such event, the time of such period, or the date for such performance, shall be extended to the next day which is not a Saturday, Sunday or legal holiday.

9.7    Governing Law. This Agreement shall be governed by the laws of the State of California and the laws of the United States pertaining to transactions in such State.

9.8    Successors and Assigns; Assignment. This Agreement shall bind and inure to the benefit of Seller and Purchaser and their respective heirs, executors, administrators, personal and legal representatives, successors and permitted assigns. Notwithstanding anything contained in this Agreement to the contrary, Purchaser shall be entitled to assign this Agreement, without Seller’s consent, to (i) an affiliate of Purchaser, (ii) an entity in which SS Growth Operating Partnership, L.P., a Delaware limited partnership and/or Strategic Storage Growth Trust, Inc., a Maryland corporation, has a direct or indirect ownership interest, (iii) a real estate investment trust of which Purchaser or an affiliate of Purchaser is the external advisor, or (iv) a Delaware statutory trust of which Purchaser or an affiliate of Purchaser is the signatory trustee; provided, however, that, until the consummation of the Closing, no such assignment shall release or relieve Purchaser of any liability hereunder.

9.9    Invalid Provision. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement; and, the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by such illegal, invalid, or unenforceable provision or by its severance from this Agreement.

9.10    Attorneys’ Fees. In the event it becomes necessary for either party hereto to file suit to enforce this Agreement or any provision contained herein, the party prevailing in such suit shall be entitled to recover, in addition to all other remedies or damages, as provided herein, reasonable attorneys’ fees incurred in such suit.

9.11    Multiple Counterparts. This Agreement may be executed in a number of identical counterparts which, taken together, shall constitute collectively one agreement; in making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart with each party’s signature. Any signature on this Agreement delivered as a photocopy or by email, facsimile or other means of electronic transmission shall be considered to be an original signature, binding upon the party whose signature is so transmitted.

9.12    Effective Date. For purposes of this Agreement, the “Effective Date” shall mean the later of the dates that this Agreement has been executed by Seller and Purchaser, as indicated on the signature page hereof, unless this Agreement is executed by Seller and Purchaser on the same date, in which event such same date shall constitute the Effective Date.

9.13    Exhibits. The following schedules, exhibits and other documents are attached to this Agreement and incorporated herein by this reference and made a part hereof for all purposes:

(a)	Schedule A, List of Due Diligence Documents

(b)	Schedule B, List of Personal Property

(c)	Exhibit A, Legal Description of the Land

(d)	Exhibit B, Form of the Deed

(e)	Exhibit C, Form of the Non-Foreign Person Affidavit;

(f)	Exhibit D, Form of the Assignment of Personal Property

(g)	Exhibit E, Construction Agreement

(h)	Exhibit F, Form of the Assignment of General Contractor Warranties

(i)	Exhibit G, Form of the Assignment of Subcontractor Warranties

(j)	Exhibit H, Form of the Assignment of Architect’s Warranties

(k)	Exhibit I, Form of the Seller’s Warranty Agreement

(l)	Exhibit J, Non-Competition Agreement

9.14    Memorandum of Contract. Following the expiration of the Approval Period, Purchaser shall be entitled to file a memorandum of this Agreement in the Official Records of Orange County, California, providing notice to the public of this Agreement as well as Purchaser’s rights hereunder.

9.15.    Tax-Deferred Exchange. Each party will, upon request by the other party, cooperate as reasonably required to assist the other party in facilitating a tax-deferred exchange. Notwithstanding the foregoing, neither party will be required to undertake or incur any liabilities or obligations or expend any sums of money in connection with a proposed tax-free exchange for the benefit of the other party. The purchase and sale which is the subject of this Agreement and the Closing shall in no way be contingent upon or otherwise subject to the consummation of an exchange, and the Closing shall occur in a timely manner in accordance with the terms of this Agreement despite any failure, for any reason, of a party’s exchange to be consummated. The exchanging party shall protect, defend, indemnify and hold harmless the other party from and against any and all claims, demands, liabilities, costs and expenses, including reasonable attorneys’ fees, resulting from or related to the exchanging party’s exchange.

9.16    Confidentiality. Seller and Purchaser hereby covenant and agree that, at all times after the Effective Date and continuing after the Closing, unless consented to in writing by the other party (which consent may be granted or withheld in the sole discretion of the party whose consent is being requested), no press release or other public disclosure concerning this transaction shall disclose the Purchase Price or any other economic terms of this transaction, and each party agrees to use best efforts to prevent disclosure of any such restricted information by any third party. Notwithstanding the foregoing, (i) each party shall be entitled to make disclosures concerning this Agreement and materials provided hereunder to its lenders, attorneys, accountants, employees, agents and other service professionals as may be reasonably necessary in furtherance of the transactions contemplated hereby, (ii) Purchaser shall be entitled to make disclosures concerning this transaction and materials provided hereunder to its potential debt and equity sources, and (iii) each party shall be entitled to make such disclosures concerning this Agreement and materials provided hereunder as may be necessary to comply with (a) any court order, (b) the directive of any applicable governmental authority, or (c) any applicable securities law, rule and/or regulation. The provisions of this Section 9.16 shall survive Closing or any termination of this Agreement.

9.17    Independent Consideration. Contemporaneously with the execution hereof, Purchaser shall deliver to Seller the sum of One Hundred and no/100 Dollars ($100.00), representing independent consideration for the Approval Period and Purchaser’s right to terminate this Contract during the Approval Period.

9.18    Non-Competition. Seller shall deliver a non-compete agreement (the “Non-Compete Agreement”) to Purchaser at Closing in form attached hereto as Exhibit “J”, executed by Seller, Michael Rolfes and Barry Adnams (collectively, the “Restricted Parties”). The Non-Compete Agreement shall provide that neither the Restricted Parties nor any of their respective principals, partners, members, managers, directors, officers, shareholders and/or affiliates may directly or indirectly develop a self storage facility for a period of three (3) years subsequent to the Closing within a three (3) mile radius of the Property, excluding the facility currently owned and operated by Seller at 14400 Beach Blvd., Westminster, CA.

[Signature page to follow]

Executed to be effective as of the Effective Date.

SELLER:

VASF I CA SPV 1, a California limited liability

company

By: /s/ Barry Adnams

Name: Barry Adnams

Title: Manager

Date: January 20, 2017

PURCHASER:

SSGT Acquisitions, LLC, a Delaware limited

liability company

By: /s/ H. Michael Schwartz

Name: H. Michael Schwartz

Title: President

Date: January 20, 2017